Exhibit 10.1

October 26, 2021

Mr. Adeel Manzoor
Via Email and DocuSign

Dear Adeel:

Congratulations! I am very pleased to offer you the position of SVP and Chief Administrative Officer with C3 AI, Inc. (“C3 AI”). You will also be appointed as the Chief Financial Officer reporting to me, in my capacity of Chief Executive Officer with an effective start date of November 29, 2021 (the “Start Date”). You will be based at our Redwood City, California facility.

You will be expected to perform duties as are normally associated with your position and such duties as are assigned to you from time to time, subject to the oversight and direction of your supervisor.

C3 AI currently offers a highly competitive package of compensation and benefits. Your package includes the following.

Your base salary will be at the rate of $450,000 per year, less payroll withholdings and deductions, paid on C3 AI’s normal payroll schedule.

You will be eligible to earn an annual discretionary performance bonus up to an annualized target of 50% of your base salary which will be prorated for the current C3 AI fiscal year based on your length of employment in such fiscal year. Whether you earn or receive a bonus for any given fiscal year, and the amount of any such bonus, will be determined by C3 AI in accordance with C3 AI’s Employee Handbook. No amount of the annual bonus is guaranteed, and to earn any bonus, you must remain a full-time active employee through the date scheduled for payment of the bonus. The bonus, if earned, will be paid within a reasonable time after the end of the fiscal year to which it relates.

Subject to the approval of the Board of Directors of C3 AI, you will be awarded 180,000 restricted stock units (RSUs), representing the right to be issued an equivalent number of shares of Class A Common Stock of C3 AI upon vesting of the RSUs (the “Grant”). The Grant will be governed by the terms and conditions of the award agreement between you and C3 AI (the “RSU Agreement”) and by the C3.ai, Inc. 2020 Equity Incentive Plan (the “Plan”). The Grant will be subject to vesting during your continuous active service in accordance with the following schedule: 20% of the Grant will vest 12 months after the date on which the Board of Directors approves the Grant, and 5% of the Grant will vest quarterly thereafter until the Grant is either fully vested or your continuous service terminates, whichever occurs first.

Subject to the approval of the Board of Directors of C3 AI, you will be granted an option for 270,000 shares of Class A Common Stock of C3 AI (the “Grant”). The Grant will be governed by the terms and conditions of the grant agreement between you and C3 AI (the “Option Agreement”) and the C3.ai, Inc. 2020 Equity Incentive Plan (the “Plan”). The Grant will be subject to vesting during your continuous active service in accordance with the following schedule: 20% of the Grant will vest 12 months after the date on which the Board of Directors approves the Grant, and 5% of the Grant will vest quarterly thereafter until the Grant is either fully vested or your continuous service terminates, whichever occurs first.

If you accept this offer before its expiration date as stated below, you will also receive a one-time signing bonus of $500,000 less payroll withholdings and deductions. $250,000 will be payable within thirty (30) days of your Start Date. The remaining $250,000 will be paid on C3 AI’s normal payroll schedule following (12) months after your Start Date. In the event you resign voluntarily or are terminated for cause within eighteen (18) months following your Start Date, your signing bonus will be subject to rescission (if not yet paid) or full repayment of the gross amount no later than fifteen (15) days after the end of your employment, as applicable.

Moreover, in the event you are terminated (regardless of whether a Change in Control has occurred) without Cause (defined below) within the first year of your employment, C3 AI will provide you a severance payment equivalent to twelve (12) months of your base salary and OTE bonus subject to federal and state taxation, and 20% of the shares subject to the Grant will immediately vest. C3 AI’s obligation to make the severance payment or to provide the vesting acceleration discussed above with respect to a termination without Cause shall be contingent upon you executing a separation agreement in form and substance mutually acceptable to you and C3 AI and/or its successor which shall, at a minimum, include a general release of claims in favor of C3 AI.

In addition, if a Change in Control (as defined below) occurs and you are terminated without Cause or not offered an equivalent position in the company or its successor, the remainder of your unvested Grant will vest 12 months following the Change of Control or upon your earlier termination.

For purposes of this offer letter, ‘Change in Control’ shall be defined in the Plan, except that, notwithstanding anything in the Plan to the contrary, the acquisition or merger of C3 AI (or other similar transaction) in which C3 AI continues as an independent company (for example, as a majority-owned (but independent) subsidiary of another entity or as the results of a sale of a controlling interest to a private equity firm), will be considered a Change in Control, unless the Board expressly determines otherwise.

For purposes of this offer, “Cause” shall mean: (a) a good faith finding by the Board of Directors of C3 AI that (i) you have engaged in theft, fraud, embezzlement, dishonesty, gross negligence, misconduct or similar conduct; (b) your conviction of, or the entry of pleading of guilty or nolo contendere, or confession of guilt of, a felony or any crime or act involving moral turpitude or fraud; (c) your material breach or threatened material breach of any of the material provisions contained in this agreement, any agreement signed by you and C3 AI or any written C3 AI policy; or (d) your material failure, except to the extent due to your disability or death, to perform your duties described above for C3 AI.

As a C3 AI employee, you will be expected to abide by the C3 AI Core Values, rules and policies, and acknowledge in writing that you have read C3 AI’s Employee Handbook. This offer of employment is also contingent upon your signing and complying with the attached Employee Confidential Information and Inventions Assignment and Arbitration Agreement enclosed with this letter which, among other obligations, prohibits unauthorized use or disclosure of C3 AI proprietary information, prohibits solicitation of C3 AI’s employees, independent contractors and consultants for the period of your employment and for one (1) year thereafter, to or for any other person or entity, and requires agreement to arbitrate all employment-related disputes, as well as a background check clearance, reference check, and satisfactory proof of your right to work in the United States.

Our employment relationship will be terminable at-will. Accordingly, either you or C3 AI may terminate the employment relationship at any time and for any reason whatsoever simply by notifying the other.

In making your decision to accept this offer of employment, you acknowledge and agree that you have not relied upon any other promises or representations made by C3 AI or our representatives except those made in this letter. This letter, together with your Employee Confidential Information and Inventions Assignment Agreement forms the complete and exclusive statement of your employment agreement with C3 AI. It supersedes any other agreements or promises made to you by anyone, whether oral or written. This letter shall be governed by the laws of the State of California without regard to conflicts of law principles. You hereby represent that you have disclosed to C3 AI any contract you have signed that may restrict your activities on behalf of C3 AI.

Changes in your employment terms, other than those changes expressly reserved to C3 AI’s discretion in this letter, require a written modification signed by the Chief Executive Officer of C3 AI.

To accept employment under the terms described above, please sign and date this letter, and the Employee Confidential Information and Inventions Assignment Agreement, and return them to me no later than 3 business days from receipt. Our offer of employment will expire if we do not receive the fully signed documents from you by this date.
We look forward to your favorable reply and to a productive and enjoyable work relationship. Sincerely,

/s/ Thomas M. Siebel
Thomas M. Siebel
Chief Executive Officer

Understood and Accepted:

/s/ Adeel Manzoor                                10/27/2021
Adeel Manzoor                                    Date

Enclosure: Employee Confidential Information and Inventions Assignment Agreement